Exhibit 10.1

VIA EMAIL

March 10, 2020

Celgene Corporation
86 Morris Avenue
Summit, NJ 07901

Re:	Clarification of Rights and Obligations under the Sotatercept Agreement (as defined below)

Dear Sir or Madam:

Reference is hereby made to that certain Amended and Restated Collaboration, License and Option Agreement by and between Acceleron Pharma Inc. (“Acceleron”) and Celgene Corporation (“Celgene”), dated as of September 18, 2017 (the “Sotatercept Agreement”). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Sotatercept Agreement.

The parties acknowledge that Acceleron is actively developing the Sotatercept Licensed Compound in the PH Field, and the parties desire to amend certain provisions of the Sotatercept Agreement to allow Acceleron to conduct certain activities relating to the development of the Sotatercept Licensed Compound as set forth below.

Accordingly, the Parties agree as follows:

1.    Celgene shall use reasonable efforts to complete the Development Safety Update Report to the Investigational Medicinal Product Dossier required to be submitted to relevant Health Authorities with respect to the Sotatercept Licensed Compound as soon as practicable and, following review of such annual report by Acceleron pursuant to Section 2.3.4 of the Sotatercept Agreement, Celgene shall submit such annual report to the FDA. Following such submission, Celgene shall transfer to Acceleron the responsibility for the Investigational Medicinal Product Dossier at a mutually agreed date.

2.    Notwithstanding Section 2.3.5(a) of the Sotatercept Agreement, Acceleron shall maintain the global safety database and clinical study database (the “Databases”) for the Sotatercept Licensed Compound and Sotatercept Licensed Product in the Field in the Territory, and Celgene shall provide reasonable assistance to Acceleron in its maintenance of the Databases, at each Party’s own expense. Celgene shall transfer to Acceleron such Databases at a mutually agreed date.

128 Sidney Street, Cambridge, MA 02139	tel 617 649-9200	www.acceleronpharma.com

3.    Celgene shall use reasonable efforts to complete the Investigator Brochure update related to the Sotatercept Licensed Compound as soon as practicable and, following completion of such update, Celgene shall transfer responsibility for such Investigator Brochure to Acceleron as soon as practicable.

4.    As soon as practicable following the date of this letter, Celgene shall transfer responsibility for the Material Safety Data Sheet for the Sotatercept Licensed Compound.

5.    Celgene hereby provides notice, pursuant to Section 2.4.3 of the Sotatercept Agreement, that: (i) Celgene has elected not to Manufacture Sotatercept Drug Product for the Commercial Supplies of the Sotatercept Licensed Compound and the Sotatercept Licensed Product for the Commercialization of Sotatercept Licensed Products in the PH Field; and (ii) Acceleron is hereby granted an exclusive license under the Celgene Technology and Celgene's interest in the Joint Technology to Manufacture Commercial Supplies of the Sotatercept Licensed Compound and the Sotatercept Licensed Products for the Commercialization of Sotatercept Licensed Products in the PH Field in the Territory.

For the avoidance of doubt, (a) the foregoing does not grant any right or license under any Celgene Technology or Joint Technology to Acceleron to Manufacture Sotatercept Drug Product, the Sotatercept Licensed Compound or the Sotatercept Licensed Product for any purpose other than Commercial Supply of the Sotatercept Licensed Compound and the Sotatercept Licensed Product for the Commercialization of Sotatercept Licensed Product in the PH Field in the Territory; (b) nothing in this letter agreement shall be deemed to preclude, prevent or otherwise restrict Celgene' s right to Manufacture Sotatercept Drug Product in the Celgene Field (for either Clinical Supply or Commercialization purposes); (c) nothing in this letter agreement shall be deemed to designate Acceleron as, or grant Acceleron the right to be, the “Distributing Party” for Sotatercept Licensed Products in the PH Field, as provided in Section 2.6.2 of the Sotatercept Agreement; and (d) nothing in this letter agreement shall be deemed to alter the obligations of the Parties in Section 2.4.3(b) with regard to the technology transfer or the costs associated with such transfer.

128 Sidney Street, Cambridge, MA 02139	tel 617 649-9200	www.acceleronpharma.com

Except as expressly amended by this letter agreement, all other terms and conditions of this Sotatercept Agreement shall remain unchanged, and the Sotatercept Agreement shall remain in full force and effect as presently written and the rights, duties, liabilities and obligations of Celgene and Acceleron thereto, as currently constituted, will continue in full force and effect.

Please contact me if you have any questions.

Regards,	Acknowledged and Agreed:

/s/ Habib Dable	Celgene Corporation

Habib Dable	By: /s/ Nadim Ahmed
President and CEO	Name: Nadim Ahmed
Title: President, Hematology

128 Sidney Street, Cambridge, MA 02139	tel 617 649-9200	www.acceleronpharma.com